Exhibit 10.3

EMPLOYMENT AGREEMENT

This AGREEMENT is entered into by and between LiveDeal, Inc. (“Company”), and Gregg Thaler (“Thaler”), effective October 1, 2008.

WHEREAS, Company and Thaler desire to enter into an Agreement setting forth the terms and conditions of Thaler’s employment with Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Employer and Thaler agree as follows:

1.	Role and Term of Agreement.

(a)	Role.

Thaler shall serve as Executive Vice President, Sales of the Company.  In this role, Thaler reports to the Company’s CEO, Mike Edelhart.

(b)	Initial Term; Extensions.

The term of this Agreement shall be from October 1, 2008 through September 30, 2010.  The Agreement will be extended automatically for two years, unless Company or Thaler provide 30 days’ written notice of intent not to renew.

2.	Duties and Responsibilities.

Thaler shall perform all of the duties of Executive Vice President, Sales as well as such other tasks as may be assigned by the Company’s CEO.

3.	Compensation.

(a)	Base Salary.

Thaler shall be paid a base salary of $15,000 per month.  The parties both acknowledge that this salary represents 100% of Thaler’s professional time and energy being devoted to LiveDeal, Inc., and that this amount of time and energy is consistent with that typically devoted by CEOs of startup technology companies (“Full Time”).  Thaler’s base salary will be reviewed no less than once each calendar year.

(b)	Override.

Thaler will receive an override of 3% of earned and collected revenue from the Company’s Direct Sales business.  This override will be paid monthly based upon the previous month’s sales revenue.  Commissions shall be paid on the 15th, or on the last business day before the 15th, of each month.

(c)	Incentive Compensation.

In addition to the above, Thaler will receive the following Incentive Compensation:

1.           For each month in which earned revenue from Direct Sales exceeds 120% of the amount in the Company’s 2009 Operating Budget, Thaler will earn a bonus of:

$3000 per month in fiscal Q1
$4000 per month in fiscal Q2
$4500 per month in fiscal Q3
$5000 per month in fiscal Q4

For this bonus b1 only, the payments for fiscal Q1 and fiscal Q2 are guaranteed.  The bonus for Q3 and Q4 are not guaranteed.

2.           Milestone bonuses, which are paid once when the specified milestone is reached:

Bonus for $8M in earned, collected revenue	Fully vested options to purchase 10,000 shares of Company stock subject to the limitations in section d) below.

Bonus for 9M in earned, collected revenue	Fully vested options to purchase 10,000 shares of Company stock subject to the limitations in section d) below

Bonus for positive p/1 contribution in or before Jan 2009	$5,000

Bonus for first $1M sales month	$5,000

(d)	Shares Compensation.

Subject to the Company’s Common Stock Option Plan, the vote of the Company’s Board of Directors, and approval by the Company’s shareholders, Company will offer Thaler, for his work as Executive Vice President, the option to purchase 150,000 shares in the Company.  Options will vest on the following schedule: 1/48th at the end of each month of employment.

In the event the Company experiences a “Change of Control” in ownership, which is defined as an entity not currently an investor in the company owning more than 50% of the total shares outstanding and/or owning materially all the operating assets of the company, vesting of Thaler’s options under this agreement will accelerate 12 months forward.  Mr. Thaler’s options would immediately accelerate and vest an additional 12 months forward it upon or within 180 days of, any change of control of the Company Mr. Thaler’s employment was terminated not for cause.

(e)	Withholding and Deductions.

All compensation paid to Thaler shall be subject to withholding and deductions required by law.

4.	Other Employment Benefits.

(a)	Medical Benefits.

Thaler and Thaler’ s eligible spouse and dependents, if any, shall be entitled to participate in Company’s medical plan, if any, pursuant to the plan’s terms and conditions and subject to the plan’s eligibility requirements, Nothing in this Agreement shall preclude Company from terminating or amending any employee benefit plan or program from time to time.

(b)	Vacation Leave.

Thaler shall be entitled to vacation leave and personal days in accordance with Company’s written policies regarding the accrual and use of vacation and personal days.

(c)	Holidays.

Thaler shall be entitled to those paid holidays recognized by Employer.

(d)	Retirement.

Thaler shall be entitled to participate in Employer’s retirement plan, if any, subject to that plan’s eligibility requirements and contribution limits.

(e)	Expense Reimbursement

Thaler shall be entitled to reimbursement of reasonable business-related expenses upon providing satisfactory documentation to the Employer.

5.	Termination of Agreement.

Employer may terminate this agreement with or without cause at any lime.  If the termination is without cause, Thaler shall be entitled to a lump sum payment equivalent to his base pay for the 3-month period ending on the last day of the month prior to the month in which notice is given, to be paid to Thaler within 15 days of receiving notice of his termination.  If, at the time of termination without cause, revenue from Mr. Thaler’s areas of responsibility (currently the Las Vegas direct sales operation) are within 90% of budget, Mr. Thaler will receive, in addition to the base salary stated above, a lump sum payment equal to the 3% management override earned during the 3-month period ending on the last day of the month prior to the month in which notice is given.  If the termination is with cause, Thaler shall not be entitled to any compensation beyond the termination of his employment, nor shall he be entitled to notice, beyond that required by law_ “Cause” for purposes of this Agreement shall include any of the following events, occurring after the effective date of this Agreement: (i) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (ii) commission of any act of theft, fraud, material dishonesty, or falsification of any employment or other records belonging to Employer, (iii) improper disclosure of the confidential or proprietary information of Employer, (iv) any material breach of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach, (v) a course of conduct amounting to gross incompetence or violation of Employer’s employment policies, including but not limited to its policies against discrimination and harassment, which course of conduct is not abated within thirty (30) days following written notice of same, or (vi) misappropriation of funds or property of Employer.

Thaler may terminate this Agreement at any time, upon 30 days’ notice to the Employer.  Upon such termination by Thaler, he shall provide reasonable assistance to the Employer in locating a successor.

6.	Non-Competition.

During employment with Company, Thaler will not compete with Company’s present or contemplated business, nor will Thaler plan or organize any competitive business activity.  Thaler will not enter into any agreement which conflicts with Thaler’ s duties or obligations to Company.  Thaler will not during employment with Company, and for one year thereafter, without Company’s consent, solicit or encourage any employee, agent, independent contractor, supplier, or consultant to terminate or alter a relationship with Company and/or its employees.

7.	Confidentiality.

Company and Thaler acknowledge and agree that during the term of this Agreement and in the course of performing Thaler’ s duties hereunder, Thaler shall have access to and become acquainted with Proprietary and Confidential Information concerning the operation of Company.

Proprietary Information is all information and any idea whatever form, tangible or intangible, pertaining in any manner to the business of Company, or its employees, consultants, or business associates, which was produced by any employee or consultant of Company, other than Thaler, in the course of his or her employment or consulting relationship or otherwise produced or acquired by or on behalf of Company.  All Proprietary Information not generally known outside of Company’s organization or that of its customers, and all Proprietary Information so known only Through improper means, shall be deemed “Confidential Information”.  By example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:

(i)     formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(ii)    information about costs, profits, markets, sales, contracts and lists of distributors;

(iii)   business, marketing, and strategic plans;

(iv)   forecasts, unpublished financial information, budgets, projections, and customer identities, contact information, characteristics, preferences and agreements;

(v)    Employee personnel files and compensation information.

“Confidential Information” includes all information that has or could have commercial value or other utility in the business in which Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Confidential Information by Company.

Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business.  This Confidential Information includes not only information disclosed by Company to Thaler, but also information developed or learned by Thaler during the course of employment with Company

Thaler will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in Thaler’s assigned duties and for the benefit of Company, any of Company’s Confidential Information, either during or after employment with Company.  Thaler acknowledges being aware that the unauthorized disclosure of Confidential Information may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

Thaler further agrees that all files, records, documents, equipment, and similar items relating to Company’s business, whether prepared by Thaler or others, are and shall remain exclusively the property of Company.

The obligations contained in this section shall survive termination of this Agreement.

8.	Proprietary Rights, Inventions and New Ideas.

(a)	Definition.

The term “Subject Ideas or Inventions” includes any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing that, whether or not patentable, are conceived, developed or created which: (i) relate to the current or contemplated business or activities of Company; (ii) relate to the actual or demonstrably anticipated research or development of Company; (iii) result from any work performed by Thaler for Company; (iv) involve the use of the equipment, supplies, facilities or trade secrets of Company; (v) result from or are suggested by any work done by Company or at the request of Company, or any projects specifically assigned to Thaler; or (vi) result from Thaler’s access to any of the memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials of Company (collectively, “Company Materials”).

(b)	Company Ownership.

To the fullest extent permitted by law, all right, title and interest in and to all Subject Ideas and Inventions, including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by Company, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire.  Thaler shall mark all Subject Ideas and Inventions with the copyright or other proprietary notice of Company, as directed by Company, and shall take all actions deemed necessary by Company to protect the rights of those parties therein.  In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that Thaler should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, Thaler agrees to assign to Company, without further consideration, Thaler’s entire right, title and interest in and to each and every such Subject Idea and Invention.

The obligations contained in this section shall survive termination of this Agreement.

9.	Assignment and Transfer.

Thaler’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof, provided Thaler agrees upon disclosure of any sale or transfer of assets that such transaction does not constitute a Change in Control as defined in Section 5 of this Agreement

10.	No Inconsistent Obligations.

Thaler is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with undertaking employment with Employer.  Thaler will not disclose to Company, or use, or induce Company to use, any proprietary information or trade secrets of others, including prior employers of Thaler.  Thaler represents and warrants that Thaler has returned all property and confidential information belonging to all prior employers.

11.	Miscellaneous.

(a)	Governing Law and Forum Selection.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of law principles and any dispute arising under this Agreement shall be adjudicated exclusively in the state and federal courts of Santa Clara County.

(b)	Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c)	Amendment.

This Agreement may be amended only by a writing signed by Thaler and by a duly authorized representative of Company.

(d)	Severability.

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shill remain in full force and effect.

(e)	Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against Company or Thaler.

(f)	Rights Cumulative

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(g)	Nonwaiver.

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of that right or any other right, power or privilege.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, hi the case of Company, by an officer of Company (other than Thaler) or other person duly authorized by Company.

(h)	Notices.

Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Thaler’s residence (as noted in Company’s records), or to Company’s principal office, as the case may be.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

By:	/s/ Mike Edelhart	/s/ Gregg Thaler
	Mike Edelhart, CEO Live Deal, Inc.	Gregg Thaler

Dated:	November 25, 2008	Dated:	November 25, 2008